EXHIBIT 99.1

Scott George Joins Hillenbrand as
Senior Vice President, Corporate Development

BATESVILLE, Ind., Jan. 23, 2012 — /PRNewswire-FirstCall/ — Hillenbrand (NYSE: HI) has named Scott P. George as senior vice president, corporate development, effective Jan. 30, 2012. Scott will be responsible for furthering the company’s growth strategy through mergers and acquisitions.

“As our primary outside acquisition advisor, Scott has already been an integral part of two major — and extremely successful — Hillenbrand acquisitions over the past three years,” said Kenneth A. Camp, Hillenbrand’s president and chief executive officer. “We know and value Scott’s contributions highly and are delighted to have him join the Hillenbrand leadership team, helping to execute our acquisition strategy to drive increases in shareholder value.”

George has more than 30 years of investment banking experience advising on more than 250 transactions. He most recently served as managing director and head of the Illinois practice for P&M Corporate Finance, LLC, in Chicago. Prior to that, he held a similar position at Morgan Joseph & Co. George’s experience also includes merger and acquisition advisory roles at Ernst & Young Corporate Finance, Salomon Brothers Inc., Morgan Stanley & Co. and Bankers Trust Co. A graduate of Northwestern University in economics, George earned his M.B.A. from the University of Chicago Booth School of Business.

“I’m very excited to take on this important role at Hillenbrand, a strong company that is already quite familiar to me,” George said. “Over my career, I’ve worked with hundreds of public and private companies, and I’ve never felt better about a company’s stellar management team, strategy and long-term growth opportunity than I do about Hillenbrand’s. I look forward to actively helping the company execute a growth and acquisition strategy that I understand and believe in.”

ABOUT HILLENBRAND
Hillenbrand (www.HillenbrandInc.com) is a global diversified manufacturing enterprise that makes and sells premium business-to-business products and services for a wide variety of industries. We pursue profitable growth and meaningful dividends for our shareholders by leveraging our leading brands, robust cash generation capabilities and strong core competencies. HI-INC-E

Contact: Shari Morey, Communications Manager
Phone: 812-931-5035
E-mail: Shari.Morey@Hillenbrand.com

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